Exhibit 10(a)

AMENDED AND RESTATED ADVISORY CONTRACT

THIS AMENDED AND RESTATED ADVISORY CONTRACT, effective as of October 1, 2005 (the “Contract”), is entered into by and between the B. F. Saul Company (the “Advisor”), the B. F. Saul Real Estate Investment Trust (the “Trust”) and, solely with respect to Section A hereof, the B. F. Saul Advisory Company, L.L.C., a wholly owned subsidiary of the Advisor (“Saul Advisory”).

WITNESSETH:

WHEREAS, on September 18, 1969, the Trust entered into an advisory contract with the Advisor, which was amended from time to time;

WHEREAS, on May 1, 1972, the Trust, the Advisor and Saul Advisory entered into a contract by which the Advisor’s interest in said advisory contract, as amended, was assigned to Saul Advisory;

WHEREAS, said advisory contract, as amended from time to time, was amended and restated in full as of July 1, 1974 and as of October 1, 1982, and has been further amended from time to time (the advisory contract as currently in effect is referred to herein as the “Existing Advisory Contract”);

WHEREAS, Saul Advisory wishes to assign its rights and obligations under the Existing Advisory Contract to the Advisor, and the Advisor wishes to assume the rights and obligations of Saul Advisory under the Existing Advisory Contract;

WHEREAS, the Trust wishes to consent to such assignment and assumption of the rights and obligations from Saul Advisory to the Advisor;

WHEREAS, in connection with the assignment and assumption of the Existing Advisory Contract, the parties hereto wish to terminate the Assignment and Guaranty Agreement dated May 1, 1972, as supplemented and amended, between the Advisor, Saul Advisory and the Trust (the “Assignment and Guaranty”);

WHEREAS, the Trust and the Advisor have also determined that it is appropriate to amend and restate the Existing Advisory Contract;

WHEREAS, the Trust, in connection with its affairs, desires avail itself of the experience, sources of information, advice, assistance, management and certain facilities of, and available to, the Advisor, and the Trust also desires to have the Advisor continue to undertake certain duties and responsibilities and perform certain services as hereinafter set forth, on behalf of, and subject to the supervision and control of, the Trustees of the Trust (the “Trustees”); and

WHEREAS, the Advisor is willing to undertake and perform, subject to the supervision and control of the Trustees, the services hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties agree as follows:

A.	Assignment

Saul Advisory hereby transfers and assigns to the Advisor all of its right in the Existing Advisory Contract (other than fees, reimbursement of expenses and rights to indemnity related to the period prior to October 1, 2005) and agrees to the termination of the Assignment and Guaranty.

B.	Assumption

The Advisor hereby accepts such assignment of the Existing Advisory Contract and assumes and agrees to pay, perform and discharge in full and in a timely manner the obligations of Saul Advisory under or with respect to the Existing Advisory Agreement, and agrees to the termination of the Assignment and Guaranty.

C.	Trust Consent

The Trust hereby consents to the assignment and assumption referred to in paragraphs A and B above, and to the termination of the Assignment and Guaranty.

In addition, the Trust and the Advisor agree to amend and restate the Existing Advisory Agreement as follows:

1.	Services and Duties of the Advisor.

A. The Advisor shall consult with the Trustees and officers of the Trust and furnish them with advice and recommendations regarding the affairs of the Trust and perform the general management, financial, accounting, information technology, insurance, legal, tax and other administrative functions of the Trust as a business entity. As part of the general management function, the Advisor shall supervise B. F. Saul Property Company and other third party contractors that perform leasing, property management, construction management, development, property-level accounting, property tax assessments and related disputes, and other services for the Trust. The Advisor shall also perform such other services as the Trust determines is in the best interest of the Trust and within the purview of this contract.

B. The Advisor shall avoid taking any action that, in its good faith business judgment, would (i) subject the Trust to regulation under the Investment Company Act of 1940, or (ii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Trust, or otherwise not be permitted by the Declaration of Trust or Bylaws, each as amended from time to time, of the Trust, except if such action shall be ordered by the Trustees, in which case the Advisor shall notify promptly the Trustees of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Trustees. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Trustees so given.

C. The Advisor shall exercise all reasonable efforts to cause any property forming part of the Trust’s investments to be duly insured against loss or damage by fire, with extended coverage, and against such other insurable hazards and risks as is customary and appropriate in the circumstances, and shall otherwise carry out the policies from time to time adopted by the Trust in connection with the protection of such investments.

D. The Advisor shall maintain a fidelity bond from a responsible surety company in such amount as the Trust reasonably may specify from time to time covering the Trust and its funds and other property, which bond shall protect the Trust against all losses of any such funds or property from acts of the Advisor and its directors, officers and employees.

E. In performing its duties under this Contract and in dealing with third parties on behalf of the Trust, the Advisor shall act as the Trust’s agent, and shall have full authority to act on behalf of the Trust.

F. It is the intention of the parties that, subject to the supervision and control of the Trustees, the Advisor’s functions shall encompass those performed by the senior management and corporate staff of a listed public company of comparable size but exclude the direct real estate operating functions, which are to be performed by B. F. Saul Property Company and other third parties under the supervision of the Advisor.

2.	Expenses.

A. The Advisor shall provide and pay for all personnel, office space, equipment and supplies necessary for the performance of its duties under this contract. The Trust will reimburse the Advisor for its travel, transportation and other related expenses incurred in the performance of its duties hereunder and for all expenses, direct and indirect, incurred for legal services in connection with the performance of its duties hereunder (including reasonable hourly charges and allocated overhead for in-house counsel).

B. The Trust shall pay directly the following expenses with respect to its operations (or shall reimburse the Advisor for any of such expenses that the Advisor incurs on behalf of the Trust):

(1) Interest and other costs of money borrowed by the Trust;

(2) Taxes, licenses and franchise fees imposed on the Trust, its properties, its income or its operations;

(3) Finders’ fees and brokerage commissions in connection with the acquisition and disposition of assets by the Trust;

(4) Fees and expenses of land planners, engineers, appraisers, architects, contractors, leasing agents, property management agents, attorneys and other consultants and third parties hired to perform services for the Trust;

(5) Costs of obtaining and maintaining capital, including but not limited to, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees; charges of custodians, transfer agents, registrars, dividend disbursement agents, indenture trustees, authenticating agents, paying agents, brokers, underwriters and banks providing services to the Trust; and printing, engraving and other expenses and taxes incurred in connection with issuance, distribution, transfer and stock exchange listing of the Trust’s securities;

(6) Expenses connected directly with payments to shareholders of dividends or distributions in cash or in any other form or payments of interest and principal on indebtedness of the Trust;

(7) Expenses in connection with communications to holders of the Trust’s securities, including the cost of printing and mailing proxy solicitation materials and other reports and the cost of holding meetings of holders of securities;

(8) Fees and expenses for professional services, including outside counsel, engineers, appraisers and auditors for the Trust;

(9) Trustees’ fees and other costs incurred in connection with the functioning of the Board of Trustees and Committees thereof;

(10) Costs of obtaining and maintaining membership in trade associations, including the costs of attending meetings of such associations;

(11) Insurance premiums and related costs; and

(12) Any other cost or expense that the Trust determines is more appropriately borne by the Trust than the Advisor.

3.	Compensation.

A. The Trust shall pay the Advisor monthly as compensation for its services under this Contract a fee at the rate of $503,000 per month. Upon the request of either the Trust or the Advisor, but at least annually, as of October 1 of each year, the Trust and the Advisor shall review the compensation of the Advisor to insure that it is fair and reasonable to both the Trust and the Advisor and make any adjustment agreed upon. If they cannot agree on the amount of the adjustment, if any, within sixty (60) days, then the dispute shall be submitted to the Commercial Arbitration Rules of the American Arbitration Association.

All amounts payable to the Advisor under the subparagraph 3.A shall be due on the last day of each month or quarter as the case may be and an estimated payment may be made at that time or any time thereafter; however, by the mutual agreement of the parties hereto, payment of any monthly or quarterly compensation or reimbursement may be deferred until the precise amount of said compensation has been calculated, but in no event shall said payment be deferred more than thirty (30) days after the end of the applicable period.

4.	Compensation for Other Services.

A. In addition to the compensation provided in paragraph 3 herein, the Advisor and/or its affiliates may receive commissions on insurance placed by them with respect to the property or operations of the Trust, provided that the premium charge for any such insurance is not more than any other bona fide premium proposed to the Trust in a competitive bid for such insurance by a reputable company.

B. The Advisor and/or its affiliates may also receive compensation from the Trust for (i) its or their services as a property manager and/or leasing agent for property owned by the Trust, or (ii) such other services as, in the opinion of the Trustees, are more appropriately performed by the Advisor or its affiliates for separate compensation; provided that the terms of such agreements have been approved by a majority of the Trust’s Independent Trustees. For purposes of this Contract, the term “Independent Trustees” shall mean Trustees that are without economic dependence on the Trust or the Advisor and its affiliates of a character that might interfere with the exercise of any independent judgment.

5.	Indemnification and Limited Liability.

A. The Trust will indemnify and hold harmless the Advisor, its officers, directors and employees from and against any liabilities, claims, damages, costs or expenses arising out of the performance by the Advisor of its duties and services hereunder to the extent that such liabilities, claims, damages, costs or expenses are not covered by insurance, other than those attributable to the Advisor’s bad faith, willful misfeasance, gross negligence or reckless disregard of the duties of the Advisor hereunder; and the Advisor will indemnify and hold harmless the Trust, each Trustee and each shareholder individually from and against any liabilities, claims, damages, costs or expenses incurred by reason of acts on the part of the Advisor, its directors, officers or employees constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the duties of the Advisor hereunder. The Advisor assumes no responsibility under this Contract other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendation of the Advisor.

B. Anything in this Contract to the contrary notwithstanding, the Advisor shall not have or make any claim under, by reason of, or in connection with this Contract against the Trustees personally or the shareholders of the Trust, but shall look solely to the property of the Trust for the payment of any such claim. The Advisor hereby acknowledges that it is familiar with the Declaration of Trust of the Trust as amended and in particular the provisions thereof relating to the non-liability of shareholders and Trustees, to which reference is hereby made.

6.	Other Transactions.

A. Any individual, including any director, officer, shareholder or employee of the Advisor, may serve as a Trustee, officer, attorney, agent or employee of the Trust and may be compensated by the Trust for his services rendered in any such capacity. However, the Advisor shall not for its own account, knowingly, directly or indirectly, purchase or otherwise acquire any property from, or sell, assign, lease, or make any other transfer or other disposition to the Trust or enter into any agreement to lend any assets or property to the Trust, or borrow any assets or property from the Trust, nor shall any director, officer, shareholder or employee of the Advisor or any corporation, partnership, trust or other entity with which a director, officer, shareholder or employee of the Advisor is affiliated by reason of being a trustee of, partner with or owner of more than one percent (1%) equity interest therein, directly or indirectly purchase or otherwise acquire any property from, or sell, assign, lease or make any other transfer or other disposition to, the Trust. Notwithstanding the prohibitions in the preceding sentence, the following transactions are permitted: (1) those between the Trust and Chevy Chase Bank, F.S.B. and its subsidiaries; (2) those designed to accord the Trust the rights granted under subparagraph 6.B. herein; and (3) those which have been approved, as fair and reasonable to the Trust’s shareholders, by a majority of the Trust’s Independent Trustees who are not otherwise connected with the transactions in question.

Nothing in the foregoing part of this subparagraph 6.A. shall be deemed to prevent the Advisor, an affiliate thereof, or any corporation or other enterprise in which the Advisor, its directors, officers, shareholders or employees may own more than one percent (1%) equity interest therein, from entering into business relationships (including joint ventures or partnerships) with corporations or any other enterprises that may from time to time have dealings with the Trust provided such interest is disclosed prior to any such dealings.

B. Nothing in this Contract shall limit or restrict the right of the Advisor or any officer or employee of the Advisor, irrespective of whether he is also a Trustee, officer or employee of the Trust, to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual or association. It is specifically understood and agreed that affiliates of the Advisor are engaged, and will continue to engage, on behalf of themselves and as agents, employees or officers for others in the business of originating and servicing mortgage loans, the development of residential, commercial and industrial properties, and all other phases of the general real estate and mortgage banking business. However, before the Advisor or its officers and directors may make or acquire any loan secured by a mortgage or any other interest in real estate, or make or acquire any equity or other investment in real estate for their own account or present or recommend it to others, they are obligated to present such investment opportunity to the Trust if (i) such opportunity is within the Trust’s current business plan, investment objectives and policies, (ii) such opportunity is of a character that could be taken by the Trust, and (iii) the Trust has the financial resources to take advantage of such opportunity.

7.	Term and Termination.

A. Subject to the cancellation provision in subparagraph 7.C below, this Contract shall be in force until September 30, 2006, and shall continue thereafter from year to year unless cancelled by either party at the end of any contract year, upon written notice, given at least sixty (60) days prior to the end of any such contract year.

B. This Contract shall terminate automatically in the event of its assignment by the Advisor without the written consent of the Trust and shall not be assignable by the Trust without the written consent of the Advisor, except in the case of assignment by the Trust of substantially all of its operations and assets to a corporation or other organization that is a successor to the Trust, and such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Trust hereunder.

C. This Contract shall be terminated immediately upon written notice of termination given by the Trust in the event that (a) the Advisor shall violate any material provision of this Contract and upon written notice of such violation, shall not cure such default within thirty (30) days or (b) the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction or an order shall be made by a court of competent jurisdiction for the appointment of a receiver of the Advisor and any such adjudication or order shall remain in force or unstayed for a period of thirty (30) days.

D. From and after the effective date of termination of this Contract pursuant to subparagraphs 7.A, 7.B or 7.C hereof, the Advisor shall not be entitled to compensation under paragraph 3 herein for further services but shall be entitled to compensation for services performed for the Trust prior to the effective date of termination. Nothing in this paragraph shall affect the right of the Advisor or its affiliates to receive compensation under the separate contractual agreements referred to in paragraph 4.B. herein. Upon such termination, the Advisor shall forthwith:

(1) Pay over to the Trust all money collected and held for the account of the Trust pursuant to this Contract, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(2) Deliver to the Trust a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Trust; and

(3) Deliver to Trust all property, investments, papers, documents, records and other materials of the Trust then in custody of the Advisor.

E. In the event of the termination of this Contract, the Advisor will cooperate with the Trust and take all reasonable steps requested to assist the Trust in making an orderly transition of the advisory function. If Advisor’s cooperation extends past the termination of this Contract, the Trust shall pay the Advisor reasonable compensation for such post-termination transition services.

8.	Other Matters

A. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and, unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

The Trust:	B. F. Saul Real Estate Investment Trust
7501 Wisconsin Avenue
Suite 1500
Bethesda, Maryland 20814
Fax: 301.986-6023
Attn: Secretary

The Advisor:	B. F. Saul Company
7501 Wisconsin Avenue
Suite 1500
Bethesda, Maryland 20814
Fax: 301.986.6023
Attn: Secretary

Either party may at any time give notice in writing to the other party that it wishes to change its address and facsimile number for the purpose of this paragraph.

B. This Contract shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto.

C. This Contract shall bind any successors or permitted assigns of the parties hereto.

D. The provisions of this Contract shall be construed and interpreted in accordance with the laws of the State of Maryland in effect at the time (without giving effect to the application of choice of law provisions that could result in the application of the law of any other jurisdiction).

E. This Contract shall become effective as of the date first written above.

IN WITNESS WHEREOF, the Advisor and the Trust have caused this Contract to be executed by their duly authorized officers as of the date first written above.

B.F. SAUL COMPANY

By:	/s/ B. Francis Saul II
Name:	B. Francis Saul II
Title:	President

B.F. SAUL REAL ESTATE INVESTMENT TRUST

By:	/s/ B. Francis Saul III
Name:	B. Francis Saul III
Title:	Senior Vice President

Accepted and agreed solely with respect to Section A hereof as of the date first written above.

B.F. SAUL ADVISORY COMPANY, L.L.C.

By:	/s/ Patrick T. Connors
Name:	Patrick T. Connors
Title:	Senior Vice President